Exhibit (a)(49)

LEGG MASON PARTNERS EQUITY TRUST

Amended and Restated Designation of Series of Shares of Beneficial Interests in the Trust

(August 19, 2013)

WHEREAS, the Trustees of the Trust, acting pursuant to Section 4.9 of the Declaration, have divided the Shares of the Trust in several Series of Shares of beneficial interests in the Trust (each, a “Series”);

WHEREAS, the Trustees have heretofore terminated certain Series so established and designated and/or have changed the names of certain Series so established and designated;

NOW THEREFORE, the following are the Series of the Trust, with certain changes listed below to be effective as of the dates set forth below, each with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.	ClearBridge Aggressive Growth Fund

2.	ClearBridge Appreciation Fund

3.	ClearBridge Equity Income Fund

4.	ClearBridge Tactical Dividend Income Fund

5.	Legg Mason Esemplia Emerging Markets Long-Short Fund

6.	ClearBridge Equity Fund

7.	Legg Mason Investment Counsel Financial Services Fund

8.	ClearBridge All Cap Value Fund

9.	Legg Mason Batterymarch Global Equity Fund

10.	ClearBridge International All Cap Opportunity Fund

11.	ClearBridge Large Cap Value Fund

12.	ClearBridge Large Cap Growth Fund

13.	Legg Mason Lifestyle Allocation 85%

14.	Legg Mason Lifestyle Allocation 70%

15.	Legg Mason Lifestyle Allocation 50%

16.	Legg Mason Lifestyle Allocation 30%

17.	ClearBridge Mid Cap Core Fund

18.	Legg Mason Batterymarch S&P 500 Index Fund

19.	ClearBridge Small Cap Growth Fund

20.	ClearBridge Small Cap Value Fund

21.	Legg Mason Investment Counsel Social Awareness Fund

22.	Legg Mason Batterymarch U.S. Large Cap Equity Fund

23.	Legg Mason Target Retirement 2015

24.	Legg Mason Target Retirement 2020

25.	Legg Mason Target Retirement 2025

26.	Legg Mason Target Retirement 2030

27.	Legg Mason Target Retirement 2035

28.	Legg Mason Target Retirement 2040

29.	Legg Mason Target Retirement 2045

30.	Legg Mason Target Retirement 2050

31.	Legg Mason Target Retirement Fund

32.	Permal Alternative Core Fund

33.	ClearBridge Mid Cap Growth Fund

34.	ClearBridge International Small Cap Opportunity Fund

35.	Legg Mason Dynamic Multi-Strategy Fund

36.	ClearBridge Select Fund

37.	Legg Mason Batterymarch Managed Volatility Global Dividend Fund

38.	Legg Mason Batterymarch Managed Volatility International Dividend Fund

39.	ClearBridge Energy MLP & Infrastructure Fund

40.	Permal Multi-Alternative Fund

1. Each Share of each Series shall have a par value of $0.00001 per Share and shall be entitled to all the rights and preferences accorded to Shares under the Declaration.

2. The number of authorized Shares of each Series is unlimited.

3. Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time are described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933, as amended, to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4. With respect to the Shares of each Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption, (g) any conversion or exchange feature or privilege, (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series or the Shares of such Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6. The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust or terminate any Series hereby designated.

7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.